Exhibit 99.1

CATALINA MARKETING

NEWS

FOR IMMEDIATE RELEASE

CONTACT:

Christopher W. Wolf

Chief Financial Officer

(727) 579-5218

Joanne Freiberger

Vice President, Finance

(727) 579-5116

CATALINA MARKETING CORPORATION REPORTS

FOURTH QUARTER AND FISCAL 2003 RESULTS

ST. PETERSBURG, Fla., May 8, 2003 – Catalina Marketing Corporation (NYSE: POS) today reported results for its fourth quarter and fiscal year ended March 31, 2003. Revenue for the quarter was $133.0 million, compared to $133.5 million in the fourth quarter of the prior fiscal year. Quarterly net income was $5.4 million, or $0.10 per diluted share, after the effect of the fourth quarter non-cash charge of $10.5 million, or $0.20 per diluted share, related to an impairment charge against goodwill and other assets in Catalina Marketing UK. Excluding the effect of the non-cash charge, net income would have been $15.9 million, or $0.30 per diluted share. Net income for the comparable prior year period was $22.7 million, or $0.40 cents per diluted share.

For the twelve month period ended March 31, 2003, total revenue grew 6 percent to $474.4 million, versus $446.7 million for the comparable prior year period. Net income for the current fiscal year totaled $43.4 million, or $0.79 cents per diluted share, net of the $10.5 million, or $0.19 per diluted share, fourth quarter non-cash charge and the $2.5 million, or $0.05 per diluted share, previously disclosed second quarter non-cash charge to recognize impairment in the carrying value of certain cost-based investments. Prior to the impact of the non-cash charges, earnings for the fiscal year would have been $56.4 million, or $1.03 per diluted share. Net income for the comparable prior year period was $61.9 million, or $1.08 per diluted share.

Daniel D. Granger, chairman and chief executive officer, commented, “Our overall results for the quarter were in line with the guidance provided in our April 15, 2003 press release. As we described in the earlier release, Catalina Health Resource experienced a disappointing fourth quarter with a significant shortfall in revenue. The cautious environment that surrounds the advertising and promotional activities of our pharmaceutical clients and retail pharmacies continued to reduce promotional spending during the quarter, causing revenues in that business to decline 34 percent versus the prior year fourth quarter. In addition, the company chose to incur higher than expected operating costs during the fourth quarter which also had a negative impact on earnings.”

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POS Reports Fourth Quarter Earnings

Granger continued, “While we view our fourth quarter results as disappointing, most of our business units other than Catalina Health Resource achieved or exceeded previous estimates for the quarter. The core domestic business posted revenue growth of 4 percent over the fourth quarter of last year. European operations posted better than expected results for the quarter with revenue almost doubling, up 96 percent. The Japanese coupon business also performed well during the quarter, with revenue increasing by 31 percent and announcing new contracts with Sotetsu Rosen and Izumi.”

Commenting on the upcoming first quarter and full fiscal year, Granger stated, “Now that we have reviewed the results from the full fiscal year and translated the impact to fiscal year 2004, the company estimates consolidated revenues for the fiscal year to increase between 5 percent and 10 percent over the year ended March 31, 2003. As previously disclosed, the company anticipates a first quarter non-cash goodwill impairment and other asset charge estimated at $25 million, or approximately $0.46 per diluted share, related to the Japanese billboard business. Additionally, the company expects to adopt the recently issued Statement of Financial Accounting Standards Interpretation No. 46, “Consolidation of Variable Interest Entities” in the second quarter of fiscal 2004. The company’s corporate headquarters facility in St. Petersburg, Florida, is financed through a lease with a variable interest entity. The company expects to begin to report operations related to the variable interest entity upon adoption of the accounting interpretation. The resulting cumulative effect of the accounting change related to the accumulated depreciation on the headquarters facility will be approximately $3.4 million, or $0.06 per diluted share. Earnings for the year ending March 31, 2004 are estimated to be in the range of $0.56 to $0.61 per diluted share, after the anticipated effect of the Japan charge, and the cumulative effect of the accounting change. Excluding the effect of these charges, earnings for the fiscal year are expected to range from $1.08 to $1.13 per diluted share, a 5 percent to 10 percent increase compared to the prior year.”

Granger continued, “For the first quarter ending June 30, 2003, consolidated revenue is anticipated to range from flat to a decline of 5 percent compared to the first quarter of the prior fiscal year, due primarily to the results expected at Catalina Health Resource. As a result, we estimate that consolidated first quarter net loss will be between $0.34 and $0.36 per diluted share, after the effect of the estimated $25 million, or approximately $0.46 per diluted share, non-cash charge mentioned above. Excluding the effect of the non-cash charge, first quarter earnings are expected to be in the range of $0.10 to $0.12 per diluted share.”

Operating and corporate highlights for the quarter included the following:

•	Core Domestic Business – Revenue in the fourth quarter increased approximately 4 percent over the comparable prior year period. On an annual basis, the core domestic business revenue grew approximately 9 percent over the previous fiscal year. The company’s U.S. installed store base totaled 17,498 stores at the end of the quarter, compared to 16,488 at the end of the prior fiscal year. There was a net increase to the company’s installed store base of 165 stores this quarter and 1,010 for the fiscal year.

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POS Reports Fourth Quarter Earnings

•	Catalina Health Resource – Revenue for the fourth quarter was approximately 34 percent lower than the comparable prior year period. For the fiscal year, Catalina Health Resource revenue decreased approximately 9 percent compared to the prior year. The company added 141 stores on a net basis during the quarter, for a total of 17,827 pharmacy outlets at the end of the year. The net loss at Catalina Health Resource approximated $0.06 per diluted share this quarter. For the fiscal year, Catalina Health Resource accounted for a net loss of approximately $0.08 per diluted share.

•	Catalina Marketing Europe – Catalina Marketing Europe, which consists of in-store operations in France, Italy and the United Kingdom, experienced an increase in revenue from the prior year fourth quarter of approximately 96 percent. The company completed installations in 398 stores on a net basis during the quarter, for a total installed store base at the end of the fiscal year of 3,949. For the quarter, Catalina Marketing Europe posted a net loss of $0.17 per diluted share, after the effect of the $10.5 million, or $0.20 per diluted share, non-cash impairment charge. For the fiscal year ended March 31, 2003, the loss in Europe was $0.16 per diluted share, after the effect of the $0.19 per diluted share fourth quarter charge. Excluding the effect of the non-cash charge, Catalina Marketing Europe contributed $0.03 to earnings for the fourth quarter and $0.03 for the fiscal year.

•	Catalina Marketing Japan – During the quarter, the company’s Japanese joint venture experienced a quarterly revenue decline of 9 percent compared to the fourth quarter of the prior year. Coupon revenue increased 31 percent, but was more than offset by the decline in billboard revenue. The company completed the installation of 50 stores on a net basis during the quarter, for a total installed store base at the end of the period of 568 stores. The net loss in Japan approximated $0.03 and $0.08 per diluted share in the quarter and fiscal year, respectively.

•	Catalina Marketing Research Solutions – Revenue in the company’s research operations decreased approximately 34 percent compared to the fourth quarter of the prior year. For the fiscal year ended March 31, 2003, revenue decreased approximately 2 percent from fiscal year 2002. Catalina Marketing Research posted a nominal loss for the quarter and contributed approximately $0.02 per diluted share for the fiscal year ended March 31, 2003.

•	Stock Repurchases – During the quarter, the company repurchased 816,300 shares of its common stock for a total of $15.1 million, at an average price of $18.50 per share. During the fiscal year, the company purchased 3,132,100 shares of its common stock for a total of $72.0 million, at an average price of $22.98 per share. The company currently has authorization to repurchase an additional $57.3 million of common stock under the July 2002 Board of Directors’ authorization.

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POS Reports Fourth Quarter Earnings

•	Conference Call – The company will host a conference call today, May 8, 2003 at 5:00 PM EDT to discuss fourth quarter results. The dial-in number is (800) 863-4938 and the International Dial number is (706) 645-0372. Rebroadcast of the call will be available from 8:00 PM EDT on Thursday, May 8 until midnight EDT on Thursday, May 15. The replay number is (800) 403-4440 and the International replay number is (706) 645-6523.

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of strategic, targeted marketing solutions for consumer goods companies and retailers. The targeted marketing services of the company are provided by interrelated operating groups that strive to influence the purchasing behavior of consumers wherever and whenever they make purchase decisions. Through these operating groups, Catalina Marketing is able to reach consumers internationally and domestically – in-store, using incentives, loyalty programs, sampling and advertising messages; at home, through direct mailings; and online. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, will not be sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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POS Reports Fourth Quarter Earnings

Catalina Marketing Corporation

Selected Financial Data

(in thousands, except per share amounts)

	Three Months		Twelve Months
Periods Ended March 31	2003	2002	2003	2002

Revenue	$133,008	$133,536	$474,352	$446,668

Direct Operating Expenses	59,468	55,668	213,228	193,121

Selling, General and Administrative	34,606	30,929	124,166	111,492

Depreciation and Amortization *	23,528	10,536	55,862	42,032

Income from Operations	15,406	36,403	81,096	100,023

Interest Expense and Other **	335	698	3,232	2,619

Minority Interest	18	8	46	28

Provision for Income Taxes	9,707	13,031	34,534	35,552

Net Income	$5,382	$22,682	$43,376	$61,880

Diluted:

Earnings Per Share	$0.10	$0.40	$0.79	$1.08

Weighted Average Shares Outstanding	53,434	56,984	54,885	57,104

Basic:

Earnings Per Share	$0.10	$0.41	$0.80	$1.11

Weighted Average Shares Outstanding	53,386	55,458	54,474	55,922

Selected Other Data

	March 31
	2003	2002
Balance Sheet and Cash Flow (in thousands):

Cash	$1,323	$13,276

Stockholders’ Equity	234,866	254,868

Twelve Month EBITDA	136,958	142,055

U.S. Core Domestic Business:

Number of Stores at Quarter End	17,498	16,488

Net Stores Installed During Quarter / YTD	165/1,010	(15)/1,013

Promotions Printed During Quarter / YTD (in millions)	922/3,335	959 / 3,230

Weekly Shopper Reach at Quarter End (in millions)	203	204

International Business:

Number of Stores at Quarter End	4,517	3,381

Net Stores Installed During Quarter / YTD	448/1,136	43/764

Promotions Printed During Quarter / YTD (in millions)	137/502	91/368

Weekly Shopper Reach at Quarter End (in millions)	48	36

  * Includes the effect of the fourth quarter FY03 non-cash charge of $10.5 million for asset impairment in Catalina Marketing UK.

** Includes the effect of the second quarter FY03 non-cash charge of $2.5 million for certain cost-based investments.

POS Reports Fourth Quarter Earnings

Catalina Marketing Corporation

Reconciliation of GAAP to Pro Forma Non-GAAP Net Income (1)

(in thousands, except per share amounts)

	Three Months		Twelve Months
Periods Ended March 31	2003	2002	2003	2002

Net Income—GAAP	$5,382	$22,682	$43,376	$61,880
Adjustments:
Cost based investments	—	—	2,540
Asset Impairment Charge	10,483	—	10,483	—

Total Adjustments	10,483	—	13,023	—
Net Income (Pro forma Non-GAAP)	$15,865	$22,682	$56,399	$61,880

Diluted Earnings per Share:

Earnings Per Share—GAAP	$0.10	$0.40	$0.79	$1.08
Adjustments to Earnings per Share	0.20	—	0.24	—

Earnings Per Share—Pro forma Non-GAAP	$0.30	$0.40	$1.03	$1.08

Diluted Shares Used in Calculation	53,434	56,984	54,885	57,104

Basic Earnings per Share:

Earnings Per Share—GAAP	$0.10	$0.41	$0.80	$1.11
Adjustments to Earnings per Share	0.20	—	0.24	—

Earnings Per Share—Pro forma Non-GAAP	$0.30	$0.41	$1.04	$1.11

Basic Shares Used in Calculation	53,386	55,458	54,474	55,922

(1) The non-GAAP pro forma net income results are a supplement to the financial data based on generally accepted accounting principles (GAAP). These non-GAAP pro forma results include adjustments primarily for non-cash charges related to the write-off of certain cost-based investments and the impairment of goodwill and other intangible assets. The company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for the quarter and the full fiscal year.